Exhibit 10.2

Pemex Exploración y Producción

Estimated

Future Reserves

Attributable to Certain

Oil and Gas Interests

SEC Parameters

As of

December 31, 2010

/s/ Guale Ramirez
Guale Ramirez, P.E. TBPE License No. 48318 Managing Senior Vice President – International RYDER SCOTT COMPANY, L.P. TBPE Firm Registration No. F-1580

RYDER SCOTT COMPANY    PETROLEUM CONSULTANTS

TBPE REGISTERED ENGINEERING FIRM F-1580		FAX (713) 651-0849
1100 LOUISIANA SITE 3800	HOUSTON, TEXAS 77002-5235	TELEPHONE (713) 651-9191

February 18, 2011

Ing. Carlos Morales Gil

Director General de Pemex Exploración y Producción

Av. Marina Nacional #329, Piso 41 T.E.

Colonia Petróleos Mexicanos

México 11311, D.F.

Dear Ing. Morales:

At the request of Pemex Exploración y Producción (Pemex), Ryder Scott Company (Ryder Scott) has conducted a reserves audit of the estimates of the proved reserves as of December 31, 2010, prepared by Pemex’s engineering and geological staff based on the definitions and disclosure guidelines of the United States Securities and Exchange Commission contained in Title 17, Code of Federal Regulations, Modernization of Oil and Gas Reporting, Final Rule released January 14, 2009, in the Federal Register (SEC regulations). Our third party reserves audit, completed on February 8, 2011, and presented herein, was prepared for public disclosure by Pemex in filings made with the SEC in accordance with the disclosure requirements set forth in the SEC regulations. The properties reviewed by Ryder Scott are comprised of those properties located in Pemex’s Northern Region and incorporate 16331 reserve determinations. The subject properties are located in the states of Coahuila, Nuevo Leon, Puebla, San Luis Potosi, Tamaulipas and Veracruz. Certain properties are located in territorial waters, offshore Gulf of Mexico. Pemex owns interests in other properties located in the Northern Region that were not reviewed by Ryder Scott. The proved net reserves attributable to the properties that we reviewed account for 90.8 percent of the total proved net oil equivalent barrels (BOE) for the Northern Region.

Pemex also owns interests in properties located in other Regions of Mexico. The reserves estimated by Pemex for such other Regions were not reviewed by Ryder Scott. Based on the estimates of total net proved reserves prepared by Pemex, the reserves audit conducted by Ryder Scott addresses 4.5 percent of the total proved developed net liquid hydrocarbon reserves and 21.2 percent of the total proved developed net gas reserves or 8.2 percent of the total proved developed net reserves on a barrel of oil equivalent, BOE basis, and 10.8 percent of the total proved undeveloped net liquid hydrocarbon reserves and 15.6 percent of the total proved undeveloped net gas reserves or 12.0 percent of the total proved undeveloped net reserves on a barrel of oil equivalent, BOE basis of Pemex.

As prescribed by the Society of Petroleum Engineers (SPE) in Paragraph 2.2(f) of the publication entitled “Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information” promulgated by the SPE as of February 19, 2007 (SPE 2007 Standards), a reserves audit is defined as “the process of reviewing certain of the pertinent facts interpreted and assumptions made that have resulted in an estimate of reserves prepared by others and the rendering of an opinion about (1) the appropriateness of the methodologies employed; (2) the adequacy and quality of the data relied upon; (3) the depth and thoroughness of the reserves estimation process; (4) the classification of reserves appropriate to the relevant definitions used; and (5) the reasonableness of the estimated reserve quantities.”

1200, 530 - 8TH AVENUE, S.W.	CALGARY, ALBERTA T2P 3S8	TEL (403) 262-2799	FAX (403) 262-2790
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Pemex Exploración y Producción

February 18, 2011

Based on our review, including the data, technical processes and interpretations presented by Pemex, it is our opinion that the overall procedures and methodologies utilized by Pemex in preparing their estimates of the proved reserves as of December 31, 2010, comply with the current SEC regulations and that the overall proved reserves for the reviewed properties as estimated by Pemex are, in the aggregate, reasonable and within the established audit tolerance guidelines of 10 percent set forth in the SPE auditing standards.

Pemex has informed us that in the preparation of their reserve and income projections, as of December 31, 2010, they used average prices during the 12-month period prior to the ending date of the period covered in this report, determined as the unweighted arithmetic averages of the prices in effect on the first-day-of-the-month for each month within such period, unless prices were defined by contractual arrangements, as required by the SEC regulations. Actual future prices may vary significantly from the prices required by SEC regulations; therefore, volumes of reserves actually recovered and the amounts of income actually received may differ significantly from the estimated quantities presented in this report. The net reserves as estimated by Pemex attributable to Pemex’s interests in properties that we reviewed and the reserves of properties in the Northern Region that we did not review are summarized as follows:

SEC PARAMETERS

Estimated Net Reserves

Attributable to Certain Properties in the Northern Region

Pemex Exploración y Producción

As of December 31, 2010

	Proved
	Developed			Total Proved
	Producing	Non-Producing	Undeveloped
Net Reserves of Properties
Audited by Ryder Scott
Oil/Condensate – MM Barrels	147.0	166.2	339.8	653.0
Plant Products – MM Barrels	21.5	27.2	41.1	89.8
Dry Gas(1) – MM Barrels	248.5	154.3	158.2	561.0
BOE – MM Barrels	416.9	347.7	539.1	1,303.8
Gas – MMCF	1,327.5	849.4	910.2	3,087.1

Net Reserves of Properties
Not Audited by Ryder Scott
Oil/Condensate – MM Barrels	3.4	1.6	0.4	5.4
Plant Products – MM Barrels	4.0	2.5	4.6	11.1
Dry Gas(1) – MM Barrels	51.6	28.6	35.3	115.5
BOE – MM Barrels	58.9	32.7	40.3	132.0
Gas – MMCF	272.9	151.9	188.6	613.4

Total Net Reserves
Oil/Condensate – MM Barrels	150.3	167.8	340.3	658.4
Plant Products(1) – MM Barrels	25.5	29.8	45.7	101.0
Dry Gas(2) – MM Barrels	300.0	182.9	193.5	676.4
BOE(3) – MM Barrels	475.9	380.5	579.5	1,435.8
Gas – MMCF	1,600.4	1,001.3	1,098.8	3,700.5

(1)	Includes liquids generated through the transportation process and at the petrochemical plants.
(2)	Dry gas reserves are the dry, sweetened gas available for sale by Pemex Gas y Petroquímica Básica at the tailgate of the processing plants.
(3)	Barrels of oil-equivalent are based on dry gas conversion factors provided by Pemex.

RYDER SCOTT COMPANY    PETROLEUM CONSULTANTS

Pemex Exploración y Producción

February 18, 2011

Liquid hydrocarbons are expressed in standard 42 gallon barrels. All gas volumes are reported on an “as-sold” basis expressed in millions of cubic feet (MMCF) at the official temperature and pressure bases of the areas in which the gas reserves are located. The net remaining reserves are also shown herein on an equivalent unit basis wherein natural gas is converted to oil equivalent using a factor of 5,200.9 cubic feet of natural gas per one barrel of oil equivalent. MMBOE means million barrels of oil equivalent.

Reserves Included in This Report

In our opinion, the proved reserves presented in this report conform to the definition as set forth in the Securities and Exchange Commission’s Regulations Part 210.4-10(a). An abridged version of the SEC reserves definitions from 210.4-10(a) entitled “Petroleum Reserves Definitions” is included as an attachment to this report.

The various proved reserve status categories are defined under the attachment entitled “Petroleum Reserves Definitions” in this report. The proved developed non-producing reserves included herein consist of the shut-in and behind pipe categories.

Reserves are “estimated remaining quantities of oil and gas and related substances anticipated to be economically producible, as of a given date, by application of development projects to known accumulations.” All reserve estimates involve an assessment of the uncertainty relating the likelihood that the actual remaining quantities recovered will be greater or less than the estimated quantities determined as of the date the estimate is made. The uncertainty depends chiefly on the amount of reliable geologic and engineering data available at the time of the estimate and the interpretation of these data. The relative degree of uncertainty may be conveyed by placing reserves into one of two principal classifications, either proved or unproved. Unproved reserves are less certain to be recovered than proved reserves and may be further sub-classified as probable and possible reserves to denote progressively increasing uncertainty in their recoverability. At Pemex’s request, this report addresses only the proved reserves attributable to the properties reviewed herein.

Proved oil and gas reserves are those quantities of oil and gas which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible from a given date forward. The proved reserves included herein were estimated using deterministic methods. If deterministic methods are used, the SEC has defined reasonable certainty for proved reserves as a “high degree of confidence that the quantities will be recovered”.

Proved reserve estimates will generally be revised only as additional geologic or engineering data become available or as economic conditions change. For proved reserves, the SEC states that “as changes due to increased availability of geoscience (geological, geophysical, and geochemical), engineering, and economic data are made to the estimated ultimate recovery (EUR) with time, reasonably certain EUR is much more likely to increase or remain constant than to decrease.” Moreover, estimates of proved reserves may be revised as a result of future operations, effects of regulation by governmental agencies or geopolitical or economic risks. Therefore, the proved reserves included in this report are estimates only and should not be construed as being exact quantities, and if recovered, could be more or less than the estimated amounts.

Audit Data, Methodology, Procedure and Assumptions

The estimation of reserves involves two distinct determinations. The first determination results in the estimation of the quantities of recoverable oil and gas and the second determination results in the

RYDER SCOTT COMPANY    PETROLEUM CONSULTANTS

Pemex Exploración y Producción

February 18, 2011

estimation of the uncertainty associated with those estimated quantities in accordance with the definitions set forth by the Securities and Exchange Commission’s Regulations Part 210.4-10(a). The process of estimating the quantities of recoverable oil and gas reserves relies on the use of certain generally accepted analytical procedures. These analytical procedures fall into three broad categories or methods: (1) performance-based methods; (2) volumetric-based methods; and (3) analogy. These methods may be used singularly or in combination by the reserve evaluator in the process of estimating the quantities of reserves. Reserve evaluators must select the method or combination of methods which in their professional judgment is most appropriate given the nature and amount of reliable geoscience and engineering data available at the time of the estimate, the established or anticipated performance characteristics of the reservoir being evaluated and the stage of development or producing maturity of the property.

In many cases, the analysis of the available geoscience and engineering data and the subsequent interpretation of this data may indicate a range of possible outcomes in an estimate, irrespective of the method selected by the evaluator. When a range in the quantity of reserves is identified, the evaluator must determine the uncertainty associated with the incremental quantities of the reserves. If the reserve quantities are estimated using the deterministic incremental approach, the uncertainty for each discrete incremental quantity of the reserves is addressed by the reserve category assigned by the evaluator. Therefore, it is the categorization of reserve quantities as proved, probable and/or possible that addresses the inherent uncertainty in the estimated quantities reported. For proved reserves, the SEC defines certainty based on the concept of reasonable certainty wherein the “quantities actually recovered are much more likely than not to be achieved.” The SEC states that “probable reserves are those additional reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered.” The SEC states that “possible reserves are those additional reserves that are less certain to be recovered than probable reserves and the total quantities ultimately recovered from a project have a low probability of exceeding proved plus probable plus possible reserves.” All quantities of reserves within the same reserve category must meet the SEC definitions as noted above.

Estimates of reserves quantities and their associated reserve categories may be revised in the future as additional geoscience or engineering data become available. Furthermore, estimates of reserves quantities and their associated reserve categories may also be revised due to other factors such as changes in economic conditions, results of future operations, effects of regulation by governmental agencies or geopolitical or economic risks as previously noted herein.

The proved reserves for the properties that we reviewed were estimated by performance methods, the volumetric method, analogy, or a combination of methods. Approximately 95 percent of the proved producing reserves attributable to producing wells and/or reservoirs that we reviewed were estimated by performance methods. These performance methods include, but may not be limited to, decline curve analysis and material balance which utilized extrapolations of historical production and pressure data available through December, 2010, in those cases where such data ware considered to be definitive. The data utilized in this analysis were furnished to Ryder Scott by Pemex and were considered sufficient for the purpose thereof. The remaining 5 percent of the proved producing reserves that we reviewed were estimated by the volumetric method, analogy, or a combination of methods. These methods were used where there were inadequate historical performance data to establish a definitive trend and where the use of production performance data as a basis for the reserve estimates was considered to be inappropriate.

RYDER SCOTT COMPANY    PETROLEUM CONSULTANTS

Pemex Exploración y Producción

February 18, 2011

All of the proved developed non-producing and undeveloped reserves that we reviewed were estimated by the volumetric method, analogy, or a combination of methods. The volumetric analysis utilized pertinent well and seismic data furnished to Ryder Scott by Pemex for our review that were available through December, 2010. The data utilized from the analogues in conjunction with well and seismic data incorporated into the volumetric analysis were considered sufficient for the purpose thereof.

To estimate economically recoverable proved oil and gas reserves we consider many factors and assumptions including, but not limited to, the use of reservoir parameters derived from geological, geophysical and engineering data which cannot be measured directly, economic criteria based on current costs and SEC pricing requirements, and forecasts of future production rates. Under the SEC regulations 210.4-10(a)(22)(v) and (26), proved reserves must be anticipated to be economically producible from a given date forward based on existing economic conditions including the prices and costs at which economic producibility from a reservoir is to be determined. While it may reasonably be anticipated that the future prices received for the sale of production and the operating costs and other costs relating to such production may increase or decrease from those under existing economic conditions, such changes were, in accordance with rules adopted by the SEC, omitted from consideration in conducting this review.

As stated previously, proved reserves must be anticipated to be economically producible from a given date forward based on existing economic conditions including the prices and costs at which economic producibility from a reservoir is to be determined. To confirm that the proved reserves reviewed by us meet the SEC requirements to be economically producible, we have reviewed certain primary economic data utilized by Pemex relating to hydrocarbon prices and costs as noted herein.

The hydrocarbon prices furnished by Pemex for the properties reviewed by us are based on SEC price parameters using the average prices during the 12-month period prior to the ending date of the period covered in this report, determined as the unweighted arithmetic averages of the prices in effect on the first-day-of-the-month for each month within such period, unless prices were defined by contractual arrangements. For hydrocarbon products sold under contract, the contract prices, including fixed and determinable escalations exclusive of inflation adjustments, were used until expiration of the contract. Upon contract expiration, the prices were adjusted to the 12-month unweighted arithmetic average as previously described.

The initial SEC hydrocarbon prices in effect on December 31, 2010 for the properties reviewed by us were determined using the 12-month average first-day-of-the-month prices appropriate to the geographic areas where the hydrocarbons are sold. These prices are the actual prices received by Pemex Exploración y Producción for the sale of hydrocarbon products to its affiliates such as Pemex Refining. The table below summarizes the average prices used by Pemex for the geographic areas reviewed by us.

The table below summarizes Pemex’s net volume weighted benchmark prices adjusted for differentials for the properties reviewed by us and referred to herein as Pemex’s “average realized prices.” The average realized prices shown in the table below were determined from Pemex’s estimate of the total future gross revenue before production taxes for the properties reviewed by us and Pemex’s estimate of the total net reserves for the properties reviewed by us for each of the areas referred to as Activos in the Northern Region. The data shown in the table below is presented in accordance with SEC disclosure requirements for each of the geographic areas within the Northern Region reviewed by us.

RYDER SCOTT COMPANY    PETROLEUM CONSULTANTS

Pemex Exploración y Producción

February 18, 2011

Geographic Area (Activo)	Product	Average Realized Prices

AIPRA Area	Oil	$70.95/Bbl
	Gas	$3.85/MCF
ATG Area Chicontepec	Oil	$72.81/Bbl
	Gas	$3.74/MCF
Burgos Area	Oil/Condensate	$72.84/Bbl
	Gas	$3.67/MCF
Veracruz Area	Oil/Condensate	$68.09/Bbl
	Gas	$3.94/MCF

The effects of derivative instruments designated as price hedges of oil and gas quantities are not reflected in Pemex’s individual property evaluations.

Accumulated gas production imbalances, if any, were not taken into account in the proved gas reserve estimates reviewed. The proved gas volumes included herein do not attribute gas consumed in operations as reserves.

Operating costs furnished by Pemex are based on the operating expense reports of Pemex and include only those costs directly applicable to the fields or wells for the properties reviewed by us. The operating costs include a portion of general and administrative costs allocated directly to the fields and wells. The operating costs furnished by Pemex were accepted as factual data and reviewed by us for their reasonableness; however, we have not conducted an independent verification of the data used by Pemex. No deduction was made for loan repayments, interest expenses, or exploration and development prepayments that were not charged directly to the fields or wells.

Development costs furnished by Pemex are based on authorizations for expenditure for the proposed work or actual costs for similar projects. The development costs furnished by Pemex were accepted as factual data and reviewed by us for their reasonableness; however, we have not conducted an independent verification of the data used by Pemex. At Pemex’s request, abandonment costs were not considered in our economic evaluation.

The proved developed non-producing and undeveloped reserves for the properties reviewed by us have been incorporated herein in accordance with Pemex’s plans to develop these reserves as of December 31, 2010. The implementation of Pemex’s development plans as presented to us is subject to the approval process adopted by Pemex’s management. As the result of our inquiries during the course of our review, Pemex has informed us that the development activities for the properties reviewed by us have been subjected to and received the internal approvals required by Pemex’s management at the appropriate local, regional and/or corporate level. Additionally, Pemex has informed us that they are not aware of any legal, regulatory, political or economic obstacles that would significantly alter their plans.

RYDER SCOTT COMPANY    PETROLEUM CONSULTANTS

Pemex Exploración y Producción

February 18, 2011

The project known as Aceite Terciario del Golfo (ATG), and also known as Chicontepec, is authorized by the government of the United States of Mexico having Authorization Number 00102001, which was granted by the Secretaria de Hacienda y Credito Publico (SHCP) to invest in the subject project starting in fiscal year 2007. Pemex’s current investment portfolio includes the continued development and progression of the ATG project, encompassing the required capital investments that are necessary to develop a major part of the proven plus probable reserves. As such, there exists a high degree of certainty or reasonable expectation that the investments required to develop the proven undeveloped reserves will be expended. Nevertheless, due to the characteristics of the reservoirs that comprise the 29 fields in the ATG project and the delineation strategies for the non-proven reserves, a large number of the wells to be drilled in the next five years are in the non-proven areas of the project thus resulting in a time period greater than five years in order to drill all of the 2,726 proven undeveloped locations in ATG assigned by Pemex. As of January 1, 2011 there were also 1,763 active producers in the ATG project.

Current costs used by Pemex were held constant throughout the life of the properties.

Pemex’s forecasts of future production rates are based on historical performance from wells currently on production. If no production decline trend has been established, future production rates were held constant until a decline in ability to produce was anticipated. An estimated rate of decline was then applied to depletion of the reserves. If a decline trend has been established, this trend was used as the basis for estimating future production rates.

Test data and other related information were used by Pemex to estimate the anticipated initial production rates for those wells or locations that are not currently producing. For reserves not yet on production, sales were estimated to commence at an anticipated date furnished by Pemex. Wells or locations that are not currently producing may start producing earlier or later than anticipated in Pemex’s estimates due to unforeseen factors causing a change in the timing to initiate production. Such factors may include delays due to weather, the availability of rigs, the sequence of drilling, completing and/or recompleting wells and/or constraints set by regulatory bodies.

The future production rates from wells currently on production or wells or locations that are not currently producing may be more or less than estimated because of changes including, but not limited to, reservoir performance, operating conditions related to surface facilities, compression and artificial lift, pipeline capacity and/or operating conditions, producing market demand and/or allowables or other constraints set by regulatory bodies.

Ryder Scott did not evaluate the country and geopolitical risks in the country of Mexico where all of Pemex’s interests are located. Pemex’s operations may be subject to various levels of governmental controls and regulations. These controls and regulations may include, but may not be limited to, matters relating to land tenure and use, drilling and production practices, environmental protection, marketing and pricing policies, various taxes and levies and are subject to change from time to time. Such changes in governmental regulations and policies may cause volumes of proved reserves actually recovered and amounts of proved income actually received to differ significantly from the estimated quantities.

The estimates of proved reserves presented herein were based upon a detailed study of the properties in which Pemex owns an interest; however, we have not made any field examination of the properties. No consideration was given in this report to potential environmental liabilities that may exist nor were any costs included by Pemex for potential liabilities to restore and clean up damages, if any, caused by past operating practices.

RYDER SCOTT COMPANY    PETROLEUM CONSULTANTS

Pemex Exploración y Producción

February 18, 2011

Certain technical personnel of Pemex are responsible for the preparation of reserve estimates on new properties and for the preparation of revised estimates, when necessary, on old properties. These personnel assembled the necessary data and maintained the data and workpapers in an orderly manner. We consulted with these technical personnel and had access to their workpapers and supporting data in the course of our audit.

Pemex has informed us that they have furnished us all of the material accounts, records, geological and engineering data, and reports and other data required for this investigation. In performing our audit of Pemex’s forecast of future proved production, we have relied upon data furnished by Pemex with respect to property interests production and well tests from examined wells, normal direct costs of operating the properties, other costs such as transportation and/or processing fees, recompletion and development costs, product prices based on the SEC regulations, adjustments or differentials to product prices, geological structural and isochore maps, well logs, core analyses, and pressure measurements. Ryder Scott reviewed such factual data for its reasonableness; however, we have not conducted an independent verification of the data furnished by Pemex. The data described herein were accepted as authentic and sufficient for determining the reserves unless, during the course of our examination, a matter of question came to our attention in which case the data were not accepted until all questions were satisfactorily resolved. We consider the factual data furnished to us by Pemex to be appropriate and sufficient for the purpose of our review of Pemex’s estimates of reserves. In summary, we consider the assumptions, data, methods and analytical procedures used by Pemex and as reviewed by us appropriate for the purpose hereof, and we have used all such methods and procedures that we consider necessary and appropriate under the circumstances to render the conclusions set forth herein.

Audit Opinion

Based on our review, including the data, technical processes and interpretations presented by Pemex, it is our opinion that the overall procedures and methodologies utilized by Pemex in preparing their estimates of the proved reserves as of December 31, 2010, comply with the current SEC regulations and that the overall proved reserves for the reviewed properties as estimated by Pemex are, in the aggregate, reasonable and within the established audit tolerance guidelines of 10 percent as set forth in the SPE auditing standards.

We were in reasonable agreement with Pemex’s estimates of proved reserves for the properties which we reviewed; however, in certain cases there was more than an acceptable variance between Pemex’s estimates and our estimates due to a difference in interpretation of data or due to our access to data which were not available to Pemex when its reserve estimates were prepared. In these cases, Pemex revised its estimates to better conform to our estimates. As a consequence, it is our opinion that on an aggregate basis the data presented herein for the properties that we reviewed fairly reflects the estimated net reserves owned by Pemex.

Other Properties

Other properties, as used herein, are those properties of Pemex which we did not review, both within the Northern Region and in other Regions. The proved net reserves attributable to the other properties account for 90.5 percent of the total proved net equivalent barrels of reserves based on estimates prepared by Pemex as of December 31, 2010.

RYDER SCOTT COMPANY    PETROLEUM CONSULTANTS

Pemex Exploración y Producción

February 18, 2011

The same technical personnel of Pemex were responsible for the preparation of the reserve estimates for the properties that we reviewed as well as for the properties not reviewed by Ryder Scott.

Standards of Independence and Professional Qualification

Ryder Scott is an independent petroleum engineering consulting firm that has been providing petroleum consulting services throughout the world for over seventy years. Ryder Scott is employee-owned and maintains offices in Houston, Texas; Denver, Colorado; and Calgary, Alberta, Canada. We have over eighty engineers and geoscientists on our permanent staff. By virtue of the size of our firm and the large number of clients for which we provide services, no single client or job represents a material portion of our annual revenue. We do not serve as officers or directors of any publicly traded oil and gas company and are separate and independent from the operating and investment decision-making process of our clients. This allows us to bring the highest level of independence and objectivity to each engagement for our services.

Ryder Scott actively participates in industry-related professional societies and organizes an annual public forum focused on the subject of reserves evaluations and SEC regulations. Many of our staff have authored or co-authored technical papers on the subject of reserves related topics. We encourage our staff to maintain and enhance their professional skills by actively participating in ongoing continuing education.

Prior to becoming an officer of the Company, Ryder Scott requires that staff engineers and geoscientists have received professional accreditation in the form of a registered or certified professional engineer’s license or a registered or certified professional geoscientist’s license, or the equivalent thereof, from an appropriate governmental authority or a recognized self-regulating professional organization.

We are independent petroleum engineers with respect to Pemex. Neither we nor any of our employees have any interest in the subject properties, and neither the employment to do this work nor the compensation is contingent on our estimates of reserves for the properties which were reviewed.

The results of this audit, presented herein, are based on technical analysis conducted by teams of geoscientists and engineers from Ryder Scott. The professional qualifications of the undersigned, the technical person primarily responsible for the review of the reserves information discussed in this report, are included as an attachment to this letter.

Terms of Usage

The results of our reserves audit, presented in report form herein, were prepared in accordance with the disclosure requirements set forth in the SEC regulations and intended for public disclosure as an exhibit in filings made with the SEC by Pemex.

Pemex makes periodic filings on Form 20-F with the SEC under the 1934 Exchange Act. Furthermore, Pemex files registration statements with the SEC under the 1933 Securities Act into which filings on Form 20-F are incorporated by reference. We have consented to the references to our name in and the filing of this report as an exhibit to the annual report on Form 20-F of Pemex for the year ended December 31, 2010. Our written consent for such use will be included as a separate exhibit to such Form 20-F. In the event the references to our name as well as references to our report are

RYDER SCOTT COMPANY    PETROLEUM CONSULTANTS

Pemex Exploración y Producción

February 18, 2011

incorporated by reference into any registration statement on Form F-4, then our written consent for such use will be included as a separate exhibit to such registration statement.

We have provided Pemex with a digital version of the original signed copy of this report letter. In the event there are any differences between the digital version included in filings made by Pemex and the original signed report letter, the original signed report letter shall control and supersede the digital version.

The data and workpapers used in the preparation of this report are available for examination by authorized parties in our offices. Please contact us if we can be of further service.

Very truly yours,

RYDER SCOTT COMPANY, L.P.
TBPE Firm Registration No. F-1580

/s/ Guale Ramirez Guale Ramirez, P.E.
TBPE License No. 48318
Managing Senior Vice President - International

GR/sm

RYDER SCOTT COMPANY    PETROLEUM CONSULTANTS